Exhibit 23.5

CONSENT OF ENGINEER

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2010; (ii) Teck Resources Limited’s reg registration statements on Form S-8 (File Nos. 333-140184 and 333-170840); and (iii) the incorporation by reference in the registration statement on Form F-9 of Teck Resources Limited (File No. 333-167081) and of Teck Metals Ltd. (File No. 333-167081-01), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,
/s/ Ross Pritchard
Name: Ross Pritchard Title: P.Eng.

Vancouver, British Columbia March 22, 2011